TeleAmerica Television Network, CORP, Board of Directors ByLaws
Original 08/20/2017

Article I ? Name
The name of this church shall be TeleAmerica Television Network, Corporation, also known as TATN

Article II ? Affiliation
This corporation have no affiliation to any other entity.

A.	 Successor Corporation ? There is no successor corporation.


Article III ? Purpose
The purpose of this corporation is to communicate, entertain, educate the general public with a positive and family message.

Article V ? Stockholders Meetings
Government of the corporation is vested in its Stockholders Meeting (SM), which exerts the right to control of its affairs, subject to the provisions of the TATN Articles of Incorporation, Bylaws, or documents of legal organization, and the General Conference.

A. Time and Place ? An annual SM shall be held every year in the month of June. The time and place of the annual SM shall be determined by the Board of Directors.

B. Notification ? The Board of Directors shall notify Members in writing at least two (2) weeks in advance.

C. Voting Rights ? Each Member in good standing has the right to vote. Proxy or any other form of absentee voting shall not be allowed.

D. Votes Required for Approval ? Decisions, including elections, requires approval by a vote of more than fifty percent (50%) of those Members present and voting, unless otherwise required by TATN Bylaws or otherwise stated in these local church Bylaws.

E. Quorum ? In order to transact business, no less than twenty percent (20%) of the Members in good standing must be present.

F.  Agenda ? The agenda for SM shall be determined by the Board of Directors.
1.	Content ? The agenda shall include, but not be limited to,
election of members to the Board, election of Lay Delegates in the appropriate year, presentation of financial report, approval of budget, and receiving reports from the Board of Directors and the CEO.

2.	Additions to Agenda ? Members may request the Board of
Directors to add agenda items by submitting additional agenda items to the Clerk no later than three (3) weeks prior to the meeting.

G. Elections ? All elected positions must come thru a nominations process as established by the Board of Directors.
There will be no nominations from the floor. All votes for positions shall be taken by secret ballot. Votes of affirmation from the floor are not permitted.

H.  Special Board Meetings ? In addition to the annual SM,
special Congregational Meetings may also be held.  Special SM are governed by the same rules as those pertaining to the Annual
SM Meeting.
1.	Calling a Special SM ? A special SM may be called either by
(a) majority vote of the Board, (b) the CEO, or (c) a petition signed by at least twenty-five percent (25%) of the Members and submitted to the Clerk.

2.	The nature and purpose of the special SM shall be stated in
the petition and in notices and be written into the agenda.

Article VI ? Administrative Body
A. Name ? The administrative body shall be the Board of Directors, which is authorized to provide administrative leadership for TATN, subject to approval of the CEO.

B. Responsibilities ? The Board of Directors shall be responsible for providing the corporation with a set of Bylaws, and for submitting the approved Bylaws to TATN. The Board of Directors shall also have charge of all matters pertaining to the documents of legal organization and corporate strategic planning, corporate policy, corporate property, risk-management, and physical and financial affairs of the corporation. The Board of Directors shall also be responsible for collecting and disbursing funds, keeping adequate corporate records, and making timely reports to TATN. The Board of Directors shall also put into place a nominations process for all elected positions. The Board of Director is and advisory Administrative Body and DO NOT have any powers over the CEO of TATN.

C. Qualifications ? Members of the Board of Directors must be Members in good standing of TATN.
1.	Conflict of Interest ? More than one person from a
household, family, or committed relationship; someone who is a corporate employee; or someone who is a Board Candidate shall not be eligible to serve on the Board of Directors.

D. Composition ? There shall be seven (7) members, including the CEO who shall serve as Moderator.

E. Term of Office ? The term of office for members of the Board of Directors, except the CEO, shall be determine by the Board of Directors.

F. Meetings ? The Board of Directors shall meet at least once a month no fewer than ten (10) times a year.
1.	Minutes ? Minutes and financial reports shall be available
to Members of the Stockholders within two (2) weeks after each meeting. Minutes shall include a record of those present and decisions made. A copy of the minutes shall become part of the permanent church records.

G. Quorum ? No less than a majority of the members of the Board of Directors, including the Moderator, must be present in order to transact business. If the Moderator is unable to attend, a meeting of the Board of Directors may be conducted with the consent of the Moderator; in such instance, no less than a majority of the members of the Board of Directors must be present. If the Moderator is incapacitated or otherwise unable to consider granting consent, no less than a majority of the members of the Board of Directors, including the Vice-Moderator, must be present.

H.  Official Officers ? The official officers of the corporation are Moderator, Vice-Moderator, Clerk, and Treasurer.
1.	Election of Officers ? The official officers, except for
Moderator, shall be elected at the annual SM.
      a.	Duties of Officers:
i.  	Moderator ? The CEO shall serve as Moderator of
the Board of Directors.
ii.	Vice-Moderator ? The Vice-Moderator shall serve
as Moderator of the Board in the absence or upon
the request of the CEO.
iii.	Clerk ? The Clerk shall be responsible for
ensuring the maintenance of official
correspondence and church records, and for
ensuring that accurate records are kept of all
meetings of the Board of Directors and of the
Corporation.  The Clerk is the officer authorized
to receive petitions submitted to the Board of
Directors.
iv.	Treasurer ? The Treasurer shall be responsible
for ensuring the preparation and maintenance of all financial records. This shall include a monthly financial report to the Board and an annual financial report to the Corporation. The monthly and annual financial reports shall reflect receipts, disbursements, and outstanding financial obligations.

I. Vacancies ? In the event of a vacancy on the Board of Directors, the CEO shall appoint within 30 days a qualified
Member to fill the vacancy until the next SM, when an election shall be held to fill the unexpired term.

J. Discipline ? The corporation cannot condone disloyalty, unbecoming conduct, or dereliction of duty on the part of any member of the Board of Directors. Therefore, the Board of Directors may remove by a majority vote of the full Board of Directors any of its members guilty of the above, with the exception of the CEO who must be disciplined in accordance with the TATN Bylaws. A petition submitted to the Clerk and signed by twenty-five percent (25%) of the Members in good standing of the Board of Directors may also initiate such a procedure.

1.	Right to appeal ? A disciplined member of the Board of
Directors may appeal the action to the corporation at its next regular SN or at a Special SM which may be called for this purpose. The decision of the SM is final. Until the SM to consider the appeal, the position held by the disciplined member of the Board of Directors shall be considered vacant.

K. Limitation of Liability ? No director or officer of the corporation shall be liable for any act or failure to act by any other director or officer of the corporation or by any employee of the Corporation. No director or officer of the Corporation shall be liable for any loss arising from any fault in the title to any property acquired by the Corporation. No director or officer of the corporation shall be liable for any loss arising from any fault in any security in which the corporation might invest, or from bankruptcy, insolvency, or wrongful act by any person to whom the Corporation might entrust any of its property. No director or officer of the church shall be liable for any loss due to error of judgment or oversight on his/her part, or for any other loss whatsoever occurring in the carrying out of the duties of his/her office, unless this loss arises from the director?s or officer?s own willful neglect or fraudulent or criminal actions.

L. Indemnity ? The corporation shall protect every director and officer of the corporation against all costs arising in relation to his/her relations with the Corporation, unless they are occasioned by his/her own willful neglect or fraudulent or criminal actions.

Article VIII ? Conflict Resolution
When there are conflicts or difficulty within the corporation that cannot be resolved, including conflicts between the Board of Directors and Stockholders, the Board of Directors and the CEO. The CEO will have full power to enter in a decision without any further consultation or approval of the Board in accordance with TATN Bylaws.

1.	Any petition to initiate the process of removing a Board of
Directors member from office must be submitted to the Clerk of the Board of Directors and be signed by at least twenty-five percent (50%) of the members in good standing.
2.	The Board of Directors may initiate the process of removing
the Board of Directors member from office by a vote of three-fourths (3/4) of the full Board of Directors and the consent of the CEO.
3.	The Clerk shall send a copy of the completed petition or
motion of the Board of Directors and to the TATN within three
(3) days.
4.	The member of the Board of Director shall remain fully
compensated until the final action of the corporation.

Article IX ? Lay Delegate
The corporation shall elect one (1) lay person for every one hundred (100) Stockholders Members in good standing, or part thereof, to serve as Lay Delegate. The Lay Delegate shall be a Member in good standing of this corporation.

A. Election ? The Lay Delegate shall be elected at the next regular SM following each General Conference.

B. Term of Office - The term of office of Lay Delegate shall be as required by General Conference.

C. Duties ? The duties of the Lay Delegate shall be to represent the congregation at General Conference and to stay aware of the concerns and policies of TATN and of the activities of TATN in the world.

D. Funding - To the best of its ability, the corporation shall fund the Lay Delegate?s transportation, registration, and per diem at General Conferences.
E. Alternate Lay Delegate - The corporation shall elect one (1) Alternate Lay Delegate for each Lay Delegate elected. The election, term of office, and funding shall be the same as for
Lay Delegate.
1.	Duties ? The duties of the Alternate Lay Delegate shall be
to stay informed of TATN concerns and policies and to be
prepared to assume the duties of any Lay Delegate who is unable or unwilling to perform the duties of Lay Delegate, including but not limited to representing the congregation at General
Conferences.
2.	Notification to Alternate Lay Delegate ? When a Lay
Delegate is unable or unwilling to perform the duties of Lay Delegate, the Lay Delegate shall immediately inform his/her Alternate Lay Delegate and the Clerk of the Board of Directors.
If the Alternate Lay Delegate is unable to serve, the Board of Directors shall appoint someone to serve in the absence of the Alternate Lay Delegate.

F. Discipline ? The corporation cannot condone disloyalty, unbecoming conduct, or dereliction of duty on the part of any Lay Delegate or Alternate Lay Delegate. Therefore, the corporation may remove any Lay Delegate or Alternate Lay Delegate by a majority vote at a regular or special Congregational Meeting called for that purpose. A petition presented to the Board of Directors and signed by twenty-five percent (25%) of the Members in good standing of the congregation may also initiate such a procedure.

1.	Appeal of Discipline ? A disciplined Lay Delegate or
Alternate Lay Delegate may appeal the action to the corporation at its next regular SM or at a special SM which may be called for this purpose. The decision of the SM is final. Until the SM to consider the appeal, the position held by the disciplined Lay Delegate shall be filled by an Alternate Lay Delegate.

Article X ? Corporate Finances
A. Authorized Signatures ? Any corporate bank or other financial accounts shall require the signature of the CEO or two
Board Members signatures for withdrawals, one of which shall be that of a corporate officer; all members of the Board of Directors shall have signature authority.

B. Limit on Expenditures ? The CEO shall have the authority to commit church funds within the approved budget in any amount not to exceed fifty percent (50%) of the annual budget; any expenditure greater than that amount requires the approval of the Board of Directors.

The Board of Directors shall have the authority to commit corporate funds within the approved budget in any amount not to exceed ten percent (10%) of the annual budget; any expenditure greater than that amount requires congregational approval.

C. Fiscal Year ? For the purpose of reporting to TATN, the fiscal year of the corporate shall be the calendar year.

D. Corporate Budget ? The Board of Directors shall be responsible for the presentation of an annual operating budget reflecting anticipated receipts and disbursements to the SM for approval. The approved budget may be amended, as needed, by a two-thirds (2/3) vote of the Board of Directors, which shall immediately notify the Members of the corporation that such amendment has been made.
1.  	Budget Year ? The annual budget of the church shall cover
the period from -January through December.

Article XI ? Adoption and Amendments
A. Adoption ? These Bylaws shall become effective immediately upon adoption by the SM and approval by TATN.

B. Amendments ? These Bylaws may be amended or repealed at any duly convened SM. Proposed amendments or repeals shall be submitted in writing to the Board of Directors no later than thirty (30) days prior to the SM the proposal is to be considered. Adoption of the amendment or the repeal shall require approval by a two-thirds (2/3) affirmative vote and is subject to approval by the TATN. Amendments that are necessitated by amendments made to the TATN Bylaws shall not require approval by the corporation.